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                                                                    Exhibit 11.1

                     HORIZON MENTAL HEALTH MANAGEMENT, INC.

                       COMPUTATIONS OF EARNINGS PER SHARE

Year Ended August 31,
In Thousands, Except per Share Amounts                         1994            1995              1996
                                                             -------          --------          -------
SIMPLE

    Net income                                               $ 1,476          $  3,946          $ 5,564
    Average outstanding shares                                 2,082             2,761            3,596
                                                             -------          --------          -------
    Simple net income per share                              $  0.71          $   1.43          $  1.55
                                                             =======          ========          =======

PRIMARY

    Net income                                               $ 1,476          $  3,946          $ 5,564
    Average outstanding shares                                 2,082             2,761            3,596
    Common stock equivalents assuming
      exercise of stock options                                  707               681              754
                                                             -------          --------          -------

Shares for primary                                             2,789             3,442            4,350
                                                             =======           =======          =======

Primary net income per share (1)                             $  0.53           $  1.15 (A)      $  1.28
                                                             =======           =======          ========

FULLY DILUTED

    Net income                                               $ 1,476           $ 3,946          $ 5,564
    Average outstanding shares                                 2,082             2,761            3,596
    Common stock equivalents assuming
      exercise of stock options                                  707               689              768
                                                             -------           -------          -------

Shares for fully diluted                                       2,789             3,450            4,364
                                                             =======           =======          ========

Fully diluted net income per share (1)                       $  0.53           $  1.14 (A)      $  1.28
                                                             =======           =======          =======


(A) The computational difference in the 1995 EPS is the result of using the average market price for the 4th quarter in the primary calculation and the ending price (which was higher) for the 4th quarter in the fully diluted computation.

(1) The calculations for primary and fully diluted net income per share are submitted in accordance with Regulation S-K Item 601(b)(11).